EXHIBIT 99.1

Oakley First Quarter Net Sales Increase 31 Percent to $199 Million

Optics and Retail Initiatives Drive Record Revenue

 Selected First Quarter Highlights
 --   Net sales increased 31 percent over Q1 2006 to $199 million
 --   Optics net sales increased 35 percent over Q1 2006 to $144 million
 --   Apparel, footwear and accessories (AFA) net sales increased
      10 percent over Q1 2006 to $40 million
 --   U.S. retail net sales increased 56 percent over Q1 2006 to
      $46 million
 --   Net income totaled $5.7 million, or $0.08 per diluted share, including $0.01 of discrete tax benefit

FOOTHILL RANCH, Calif., April 19, 2007 (PRIME NEWSWIRE) -- Oakley, Inc. (NYSE:OO) today announced financial results for its first quarter ended March 31, 2007. Oakley generated first quarter net sales of $199.2 million, an increase of 31.3 percent from $151.7 million in the same period of 2006. First quarter net income was $5.7 million, or $0.08 per diluted share, compared with net income of $1.9 million, or $0.03 per diluted share in the first quarter of 2006. First quarter 2007 results included a discrete benefit from an income tax refund which decreased the company's provision for income taxes by approximately $850,000, or $0.01 per share.

"Our strong first quarter results are a reflection of Oakley's renewed focus on optics, solid growth and execution in our own retail, contribution from our acquisitions, and the successful implementation of process changes that allowed earlier shipment of our spring 2007 product," said Oakley, Inc. Chief Executive Officer Scott Olivet. "We set a high bar for ourselves in our target 2007 revenue and EPS growth and are pleased that we are off to a strong start."

"The balanced optics growth across key product types, geographies, and channels, as well as early results of our optics initiatives, gives us confidence that our strategy is working," continued Olivet. "We executed well against the release of our new sports performance and women's collections, which included integrated worldwide sales and marketing programs. Additionally, our new Rolling O Lab and the re-launch of our Web site provided additional fuel in telling the Oakley story."

"We remain focused on building solid business platforms capable of driving consistent, profitable growth. Each time we execute, it is imperative to turn the event into a sustainable process," concluded Olivet. "Throughout 2007 we will continue to develop our ability to connect with consumers on our brand and product messages, develop our apparel line and improve on-time delivery performance, and drive operational excellence with a focus on improved customer service."

Product Category Net Sales

First quarter optics net sales totaled $144.3 million, up 35.0 percent from $106.9 million in the same period of 2006. This growth was driven by significant double-digit increases in sunglasses, prescription eyewear, goggles and electronics, and incremental sales from Oliver Peoples, The Optical Shop of Aspen (OSA), and Eye Safety Systems (ESS). First quarter AFA net sales totaled $40.4 million, up 9.7 percent from $36.8 million in the prior year. AFA growth included significant double-digit contribution from apparel and watches offset by a modest decline in footwear sales due to a narrowed product offering from the 2006 footwear restructuring.

First quarter net sales of other products, which consist of non-Oakley owned brands sold through the company's multi-branded Sunglass Icon and OSA retail stores, increased 80.3 percent to $14.5 million from $8.0 million and were driven primarily by the acquisition of OSA and the addition of new Sunglass Icon locations.

Segment Net Sales

Global first quarter net sales to wholesale customers were $153.5 million, a 25.4 percent increase over $122.4 million in the same period of 2006.

First quarter net sales to U.S. wholesale customers totaled $62.8 million, up 21.3 percent from $51.7 million in the prior year, driven by favorable optics growth, and significant contribution from Oliver Peoples and ESS, partially offset by a decline in AFA sales.

Oakley's first quarter U.S. retail net sales increased 55.7 percent to $45.7 million, compared with $29.3 million in the same period of 2006. Retail sales growth was driven by a strong increase in comparable store sales, contribution of new Oakley and Sunglass Icon stores added during the last twelve months, contribution from OSA, and a significant double-digit increase in Web and telesales volume.

Geographic Net Sales

First quarter U.S. net sales (wholesale and retail) totaled $108.4 million, an increase of 33.8 percent from $81.1 million in the prior year's same period.

First quarter net sales in the company's international business were $90.7 million, a 28.5 percent increase from net sales of $70.6 million in the same period of 2006. A weaker U.S. dollar relative to foreign currencies increased reported international net sales growth by 4.7 percentage points. The company's Americas region saw significant double-digit optics and AFA growth; EMEA (Europe, Middle East and Africa) experienced a significant double-digit increase in optics sales and a moderate increase in AFA; and Asia Pacific had a significant double-digit increase in optics sales and significant increase in AFA net sales.

Gross Margin, Operating Expenses, Tax Rate

Reported first quarter gross profit as a percentage of net sales was 54.3 percent compared with 53.1 percent in the first quarter of 2006. First quarter non-GAAP gross margin was 54.3 percent compared to 53.9 percent in the same period of 2006. Non-GAAP gross margin excludes losses from changes in fair value of foreign currency derivatives recorded in accordance with SFAS 133, which totaled $1.2 million on a pre-tax basis for the first quarter of 2006. The increase in first quarter 2007 non-GAAP gross margin versus first quarter 2006 non-GAAP gross margin reflects a higher optics sales mix and the favorable impact of increased manufacturing volume. These factors were offset by inventory charges primarily related to international apparel. A reconciliation of non-GAAP gross margin to GAAP gross profit as a percentage of sales is included in the accompanying financial tables.

First quarter operating expenses totaled $98.3 million, representing 49.4 percent of net sales, compared to $77.7 million, or 51.3 percent of net sales in the same period of 2006. Operating expenses as a percent of net sales decreased in research and development, shipping and warehousing, and selling expenses. General and administrative expenses increased by $8.4 million, or 38.6 percent, from the same period of 2006 due to the impact of acquisitions completed in the last year, increased compensation expense, and increased sales tax expense.

The first quarter provision for income tax was $1.8 million which included a discrete benefit of approximately $850,000, or $0.01 per diluted share, for an income tax refund. Consequently, the company's tax rate was 24.3 percent versus 35.0 percent in the same period of 2006.

Balance Sheet Highlights

Accounts receivable, less allowances, totaled $120.0 million at March 31, 2007, compared to $98.7 million at March 31, 2006.

The company's consolidated inventory totaled $174.3 million at March 31, 2007 compared to $134.6 million at March 31, 2006. This increase was largely driven by acquisitions and the addition of 43 new Oakley and Sunglass Icon stores during the last twelve months.

2007 Guidance

As a result of the discrete income tax refund benefit of approximately $850,000, the company increased its 2007 full-year earnings per share range to $0.95 to $0.98 per diluted share from the previously announced range of $0.94 to $0.97 per diluted share. This guidance excludes any impact from the adoption of Financial Accounting Standards Board issued Interpretation No. 48 "Accounting for Uncertainty in Income Taxes" (FIN 48) or substantial changes in foreign currency exchange rates.

The company also announced that it had completed the acquisition of Bright Eyes, an Australian multi-branded sunglass specialty retail chain.

Stock Repurchase Program

There is approximately $23.3 million available under the stock repurchase plans approved by the company's Board of Directors. There were no shares repurchased during the first quarter of 2007.

Conference Call Information

As indicated in a press release that was issued on April 5, the company will conduct a conference call today at 1:30 p.m. PDT. Interested investors can hear a simultaneous Webcast at http://investor.oakley.com. A telephonic replay of the call will be available Thursday, April 19, through midnight April 26, 2007 and can be accessed from the United States and Canada at 888-266-2081 and from international locations at 703-925-2533; passcode: 845955. Additionally, the conference call will be available on the company's http://investor.oakley.com Web site under News and Events until April 19, 2008.

About Oakley, Inc.

Oakley is a global leader in sport performance optics including premium sunglasses, goggles, and prescription eyewear. Headquartered in Southern California, the company's optics brand portfolio includes Dragon, Eye Safety Systems, Fox Racing, Mosley Tribes, Oliver Peoples, and Paul Smith Spectacles. In addition to its global wholesale business, the company operates retail chains including Bright Eyes, Oakley Stores, Sunglass Icon and The Optical Shop of Aspen. The company also offers a wide selection of Oakley-branded apparel, footwear, watches and accessories. Additional information is available at www.oakley.com.

The Oakley Inc. logo is available at http://www.primezone.com/newsroom/prs/?pkgid=1533

Non-GAAP Measures

This press release includes disclosure of non-GAAP gross margin, which is a non-GAAP financial measure. The Company provides this non-GAAP measure as a supplement to financial results based on GAAP. Non-GAAP gross margin differs from the most comparable GAAP measure, gross profit as a percentage of net sales, by excluding changes in the fair value of foreign currency derivatives not designated as cash flow hedges. A detailed reconciliation of non-GAAP gross margin to gross profit as a percentage of net sales is set forth in the table below. Investors are encouraged to review this reconciliation.

Changes in the fair value of foreign currency derivatives not designated as cash flow hedges are included in cost of goods sold. Such changes (gains or losses) are recorded based upon the impact of changes in foreign currency exchange rates on the value of the foreign currency derivatives which the Company has purchased as part of its program to mitigate risks due to fluctuations in currency exchange rates.

The Company presents non-GAAP gross margin to provide investors with additional insight into its underlying operating results. The Company believes that excluding the non-cash gains and losses from changes in the fair value of these foreign currency derivatives provides meaningful and useful information regarding the underlying trends in product margins based on actual production costs. Non-GAAP gross margin also enhances comparisons of the Company's results of operations with historical periods. Oakley's management uses non-GAAP gross margin in reviewing product margins, making product pricing decisions, and analyzing product category profitability.

Non-GAAP financial measures have certain limitations because they do not reflect all of the costs associated with the operation of the Company's business as determined in accordance with GAAP and may be different from non-GAAP measures used by other companies. Investors should consider non-GAAP gross margin in addition to, and not as a substitute for, or superior to, gross profit as a percentage of net sales determined in accordance with GAAP. The Company endeavors to compensate for the limitations of this non-GAAP measure by providing descriptions of the reconciling items and a reconciliation of the non-GAAP measure to the most directly comparable GAAP measure so that investors can appropriately incorporate the non-GAAP measure and its limitations into their analyses. For complete information on the changes in the fair value of foreign currency derivatives not designated as cash flow hedges, please see the Company's financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" that will be included in the periodic report the Company expects to file with the SEC with respect to the financial periods discussed herein.

Safe Harbor Disclaimer

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are made pursuant to the "safe harbor" created by those sections. All statements in this press release, other than those that are purely historical, are forward-looking statements. Forward-looking statements typically are identified by the use of terms such as "expect," "believe," "plan," "intend," "seek," "anticipate," "outlook," "estimate," "assume," "project," "target," "could," "will," "should," "may," and "continue," as well as variations of such words and similar expressions, although some forward-looking statements are expressed differently. Forward-looking statements in this press release include, without limitation, statements regarding product, retail and brand initiatives, marketing efforts, upcoming product releases, operational improvements, on-time apparel deliveries, responsiveness to retailers and consumers and the ability to drive consistent, profitable growth. The company's expectations, beliefs, anticipations, objectives, intentions, plans and strategies regarding the future are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results, and actual events that occur, to differ materially from results contemplated by the forward-looking statement. These risks and uncertainties include, but are not limited to, the highly competitive markets for our products and our ability to develop innovative new products and introduce them in a timely manner; consumer acceptance of our new products and our ability to respond to changing consumer preferences; order and demand uncertainty; our ability to attract and retain qualified personnel; intellectual property infringement claims by others and our ability to protect our intellectual property; our dependence on key suppliers for materials we use in our products, including lens blanks; our ability to successfully integrate acquired businesses into our operations; our dependence on athletes and personalities for the endorsement of our products; and risks associated with our international operations, including foreign currency exchange rate fluctuations and the impact of quotas, tariffs, or other restrictions on the importation or exportation of our products. Risks and uncertainties that could cause our actual results to differ from those set forth in any forward-looking statement are discussed in more detail under "Risk Factors," "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the company's Annual Report on Form 10-K for the year ended December 31, 2006, as well as similar disclosures in the company's subsequent SEC filings. Forward-looking statements contained in this press release are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

                                   OAKLEY, INC.
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                  (Unaudited, in thousands, except per share data)

                                                 Three months ended
                                                      March 31,
                                                --------------------
                                                  2007       2006
                                                ---------  ---------
 Net sales                                      $ 199,164  $ 151,698
 Cost of goods sold                                91,108     71,113
                                                ---------  ---------
  Gross profit                                    108,056     80,585

 Operating expenses:
  Research and development                          6,017      5,089
  Selling                                          56,921     46,366
  Shipping and warehousing                          5,253      4,549
  General and administrative                       30,132     21,745
                                                ---------  ---------
  Total operating expenses                         98,323     77,749
                                                ---------  ---------
 Operating income                                   9,733      2,836

 Interest expense, net                              2,145        (98)
                                                ---------  ---------
 Income before provision for income taxes           7,588      2,934
 Provision for income taxes                         1,845      1,027
                                                ---------  ---------
 Net income                                     $   5,743  $   1,907
                                                =========  =========

 Diluted net income per share                   $    0.08  $    0.03
 Diluted weighted average shares                   69,525     69,583

                                  OAKLEY, INC.
                          SELECTED BALANCE SHEET DATA
                            (Unaudited, in thousands)

                                               March 31,  December 31,
                                                 2007        2006
                                               ---------   ---------

 Cash and cash equivalents                     $  57,165   $  31,313
 Accounts receivable, less allowance for
  doubtful accounts                              119,967     109,168
 Inventories                                     174,282     155,377
 Accounts payable and other current liabilities  100,926     107,519
 Total debt                                      221,136      46,848

                               OAKLEY, INC.
                           OTHER OPERATING DATA
                         (Unaudited, in thousands)

                                                 Three months ended
                                                      March 31,
                                               ----------------------
                                                 2007         2006
                                               ---------    ---------
 Net Sales by Product Category
 -----------------------------
   Optics                                      $ 144,307    $ 106,873
   Apparel, Footwear and Accessories              40,352       36,781
   Other                                          14,505        8,044
                                               ---------    ---------
    Total                                      $ 199,164    $ 151,698
                                               =========    =========

 Net Sales by Segment
 --------------------
   U.S. Retail                                 $  45,671    $  29,337
   Wholesale                                     153,493      122,361
                                               ---------    ---------
    Total                                      $ 199,164    $ 151,698
                                               =========    =========

 Net Sales by Geography
 ----------------------
   United States                               $ 108,428    $  81,060
   International                                  90,736       70,638
                                               ---------    ---------
    Total                                      $ 199,164    $ 151,698
                                               =========    =========

                              OAKLEY, INC.
                              RETAIL STORES
             (Unaudited, number of stores open at end of period)

                                        March 31,     March 31,
                                          2007          2006
                                      ------------  ------------

 Oakley Stores
   U.S.                                    64            46
   International                           18             9
 Sunglass Icon                            124           108
 Oliver Peoples                             3             2
 The Optical Shop of Aspen                 20            --
                                      ------------  ------------
 Total                                    229           165
                                      ============  ============

 As of March 31, 2007, there are also 13 Oakley Stores, 12 Sunglass
 Icon stores, and two Oliver Peoples retail locations operated by licensees.

                                  OAKLEY, INC.
                   RECONCILIATION OF NON-GAAP GROSS MARGIN TO
                   GAAP GROSS PROFIT AS A PERCENT OF NET SALES
                            (Unaudited, in thousands)

                                               Change in
                                               fair value  Calculation
                                                  of         of non-
                                    Reported    foreign       GAAP
                                     under      currency      gross
                                     GAAP     derivatives   margin(a)
                                   ---------   ---------   ---------
 Three months ended March 31, 2007

 Net sales                         $ 199,164   $      --   $ 199,164
 Cost of goods sold                   91,108          --      91,108
                                   ---------   ---------   ---------
   Gross profit                      108,056          --     108,056
   Gross profit as a % of net
   sales                                54.3%
   Non-GAAP gross margin %                                      54.3%

 Three months ended March 31, 2006

 Net sales                         $ 151,698   $      --   $ 151,698
 Cost of goods sold                   71,113      (1,165)     69,948
                                   ---------   ---------   ---------
   Gross profit                       80,585       1,165      81,750
   Gross profit as a % of net
   sales                                53.1%
   Non-GAAP gross margin %                                      53.9%

 (a) Non-GAAP gross margin is calculated by subtracting change in fair value of foreign currency derivative expenses from amounts reported under GAAP.

CONTACT:  Oakley, Inc.
          Editorial contacts:
          Lance Allega, Director of Investor Relations
          949/672-6985
          lallega@oakley.com